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                                                                    Exhibit 14.1


                               ANGELO AND MAXIE'S

                                COMPLIANCE POLICY


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                                  INTRODUCTION

     Angelo and Maxie's, Inc. ("A&M") has developed this Policy to provide its employees, customers and suppliers with an official statement of how we conduct business. This Policy specifies that each employee of A&M must conduct business honestly and lawfully. As a minimum standard of behavior, all employees should strive to be in strict compliance with all laws that apply to our business at all times.

     A&M as a corporation is committed to obey the laws of the lands that apply to it. Because a corporation acts in large part through its employees, a significant part of the A&M compliance commitment involves informing its employees of the most significant laws that apply to A&M and explaining them. While it would be difficult to summarize all the laws, regulations, rules and ordinances which apply to A&M, the primary areas where the laws of the U.S. and the states we operate in could interface with the business of A&M are set forth in this Policy.

     All employees of A&M are expected to obey the laws of the United States as they apply to the A&M and to be familiar with this Compliance Policy, which sets forth the basic rules of conduct established by those laws. If, however, any A&M employee should have any questions about his or her obligations under applicable law or this Compliance Policy, that employee should seek an appropriate supervisor's advice, or contact the Manager, Human Resources.

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                                   DISCLOSURE

         Each director, officer or employee involved in A&M's disclosure process, including the Chief Executive Officer, the Chief Financial Officer and the Controller (the "Senior Financial Officers") is required to be familiar with and comply with A&M's disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that A&M's public reports and documents filed with the SEC comply in all material respects with the applicable federal securities laws and SEC rules. In addition, any person having direct or supervisory authority regarding these SEC filings or A&M's other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other A&M's officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

         Each director, officer or employee who is involved in A&M's disclosure process, including the Senior Financial Officers, must:

               - Be familiar with the disclosure requirements applicable to A&M as well as the business and financial operations of A&M.

               - Not knowingly misrepresent, or cause others to misrepresent, facts about A&M to others, whether within or outside A&M, including to A&M's independent auditors, governmental regulators and self-regulatory organizations.

               - Properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).


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                         SECURITIES AND INSIDER TRADING

     A&M is committed to complying with federal and state securities laws, regulations and the rules of the Over the Counter Bulletin Board. They govern areas of disclosure and securities transactions by corporations and persons associated with them. It is important that employees in no way compromise the position of the A&M with the disclosure ("leaking" or "tipping") of non-public information to outsiders or to other employees who do not require the information in the performance of their duties. No employee with knowledge of "inside" (non-public) information should use the information for his or her own benefit. This means that no employee may trade in A&M securities when he or she has knowledge of undisclosed material inside information.

     "Material" information is any information that an investor might consider important in deciding whether to buy, sell or hold securities. Examples of some types of material information are financial results, financial forecasts, changes in dividends, possible mergers, acquisitions, joint ventures, other purchases or sales of or investments in companies, obtaining or losing important contracts, important product or concept developments, major litigation developments and major changes in business direction.

     Information is considered to be non-public unless it has been adequately disclosed to the public. Examples of effective disclosure include public filings with securities regulatory authorities and issuance of press releases. It may also include A&M meetings with members of the press and the public. The information must not only be disclosed; there must also be adequate time for the market as a whole to digest the information.

     If an employee has a question as to whether certain information is material or if it has been adequately disclosed to the public, the employee should contact the Chief Financial Officer and abstain from trading in A&M's securities or disclosing the information to people outside

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A&M until the employee has been informed that the information is not material or has been publicly disclosed.

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                                   ENVIRONMENT

     A&M is committed to full compliance with valid environmental laws and regulations at all facilities in the United States. Our environmental obligations include, but are not limited to, obeying all environmental laws, obtaining and maintaining all environmental permits and approvals required for the conduct of A&M's business, the proper handling, storage and disposal of regulated materials and the timely and accurate submission of required reports to the proper government agencies.

     Employees are expected to understand and act in accordance with their obligations under environmental laws, including any new or modified obligations as they are established. Employees must report suspected violations of those laws to designated managers. It is the obligation of responsible managers to investigate any reported violation and to ensure that timely and effective remedial action is taken where appropriate.

     A&M will ensure compliance with this Policy through vigilant self-monitoring and the continual training, education, encouragement and, where necessary, discipline of employees at all levels. A&M will not tolerate the falsification of data or the reporting of false information regarding environmental compliance within the company or to government agencies.

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                                HEALTH AND SAFETY

     Workplace safety and health are paramount concerns of A&M. Employees must adhere to applicable health and safety laws and regulations and all related A&M policies designed to ensure safe working conditions at all times.

     Employees are responsible for working safely and are expected to participate actively in training and in identifying and alerting management to potential hazards and unsafe practices. Each employee is responsible for observing posted warnings and regulations and for reporting any accident or injury sustained on the job.

     Of equal importance is the safety of the food we offer and serve to our customers. Employees will observe rigorous food safety standards at all times, including all local and state requirements and the rules and regulations of USDA's Food Safety and Inspection Service.

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                EQUAL OPPORTUNITY AND HARASSMENT-FREE EMPLOYMENT

     FAIR AND EQUAL TREATMENT

     At A&M, we firmly believe in fair and equal treatment for all. That's why we are committed to equal opportunity for all employees and applicants. We never let our employment policies be influenced by such things as race, sex, ancestry, national origin, color, religion, creed, age, physical or mental disability, medical condition/request for leave, pregnancy, veteran status, citizenship, sexual orientation, marital status or other basis prohibited by law.

     A&M insists that all employees refrain from any act that is designed to cause unlawful employment discrimination with respect to any term or condition of employment.

     HARASSMENT AND SEXUAL HARASSMENT

     HARASSMENT HURTS EVERYONE

     The person being harassed gets hurt the most. But harassment also damages our working environment. It impairs open communication and trust. It offends the dignity of those who learn of it. Harassment and sexual harassment are illegal and won't be tolerated!

     We're confident that everyone at A&M is eager to avoid conduct that could even faintly be considered harassment.

     STOPPING IT FAST

     If we do learn of harassment-by any party-we'll investigate and put a stop to it fast. Offending employees will face corrective action up to and including immediate termination. Non-employees (such as customers or vendors) who may be harassing our people will be handled with equal promptness and firmness.

     WHAT IS HARASSMENT?

     Practically speaking harassment is whatever hurts: a threat, an unwanted touch, a racial joke, or a misuse of power in order to retaliate. At times, it's conduct some might dismiss as

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everyday behavior. Underneath it all, is something that's beneath us all:
contempt for the value of another person. Under the law, harassment may include:

          - Conduct that denigrates or shows hostility toward an individual based on sex, sexual orientation, color, race ancestry, religion, national origin, age, disability, medical condition, marital status, or other protected group status.

          - Unwelcome sexual advances, requests for sexual favors, and other physical, verbal, or visual conduct based on sex.

     A conduct constitutes sexual harassment when:

          - submission to the conduct is an explicit or implicit term or condition of employment,

          - submission to or rejection of the conduct is used as the basis for an employment decision, or

          - it interferes with work performance, or creates an intimidating or offensive working environment.

     YOU NEED TO TAKE ACTION

     If you think you've experienced or witnessed harassing conduct:

          - Notify someone who has the authority to act: your manager, your manager's manager, the Corporate Manager of Human Resources, or

          -    Call the Chicago Main Office at 312-266-1100,

          -    Or call our Ombudsman Line at 1-800-748-5551.

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     WHAT WE'LL DO

     We will treat all harassment complaints seriously and take an active role in assessing and responding to charges of harassment - wherever it occurs in our organization:

          -    We'll investigate each complaint properly and promptly.

          - We'll keep each complaint as confidential as possible throughout the investigation process to the extent possible and appropriate. The company will communicate the results of the investigation to the appropriate people involved.

          - We'll take corrective action - if an investigation confirms any violation has occurred - up to and including immediate termination.

          - We can take action whether or not the conduct constitutes a violation of law.

          - We will ensure there will be no retaliation against anyone who reports harassment, or who cooperates with an investigation. We will discipline anyone who engages in retaliatory behavior, makes a false claim of harassment, or intentionally gives false information in connection with a complaint investigation.

     FALSE CLAIMS

     If we discover that a claim of harassment was knowingly false or misleading
- or if supporting witnesses give knowingly false information - we will take corrective action up to and including immediate termination.

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                                     ETHICS

     A&M employees have a primary business responsibility to the Company and must avoid any activity that may interfere, or may have the appearance of interfering, with this responsibility. Business decisions must be based solely on the best interests of A&M, without regard to personal, family or other outside considerations.

     Conflicts of interest can arise when an employee's position or responsibilities within A&M present an opportunity for gain apart from the normal rewards of employment. They can also arise when an employee's personal or family interests are, or may be viewed as being, inconsistent with those of the company and therefore creating conflicting loyalties. Such conflicting loyalties could cause an employee to give preference to personal interests, either internal or external, in situations where A&M responsibilities should come first.

     - GIFTS - No employee shall solicit or accept, either directly or indirectly, a gift from an actual or potential supplier or provider of services to A&M, except for promotional items of modest value. Under no circumstance may an A&M employee accept cash, cash equivalents or a loan from such source. If an A&M employee receives a gift which should not be accepted under this Policy, the gift should be returned by the employee with an explanation that A&M's policy prohibits acceptance of supplier gifts, or in appropriate cases, where approval has been obtained from an employee's Supervisor, gifts may be turned over to A&M for appropriate disposition, such as internal use, general employee benefit or donation to charity.

     - ENTERTAINMENT - A&M employees may accept only business meals and entertainment which are reasonable, appropriate and infrequent. Employees

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          should never accept anything of value which could or might appear to influence their decisions with respect to doing business with any person or firm. Employees should not encourage or solicit entertainment from any company with which A&M does business. Free lodging or travel may not be accepted without explicit prior approval of the appropriate supervisor.

     - OUTSIDE EMPLOYMENT - A&M expects each manager to be fully attentive to the interests of the company at all times. Accordingly, no manager may engage in any activity, including outside employment that places his or her interest, or the interests of the other persons or groups, ahead of the best interests of A&M. Outside employment, consultancy, or service as a director of another corporation must therefore be approved in advance by the President and Chief Executive Officer. This policy does not apply to the hourly staff.

     - PERSONAL RELATIONSHIPS - The involvement of A&M employee family members with competitors, suppliers, potential suppliers or customers may result in an actual or apparent conflict of interest situation. As a general rule, A&M should not do business with family members of employees because it creates an appearance of favoritism and unfairness. Such an appearance could compromise A&M's reputation for dealing with its suppliers and customers on the basis of quality, service, price and other appropriate factors. In situations where a business relationship with an enterprise employing a family member of an A&M employee seems appropriate, all relevant circumstances must be disclosed to and approved by the employee's supervisor and the Chief Financial Officer prior to the undertaking of such relationship or transaction.

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     -    USE OF A&M PROPERTY - A&M property is to be used only for business purposes, and not to provide personal gain to employees, friends or relatives. In addition to equipment, supplies, funds and services, A&M property includes business strategies, technology and customer information, operating plans and other confidential information about our business. No employee may buy or sell A&M assets unless the transaction is disclosed to and approved by the Chief Financial Officer.

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                           DEALING WITH THE GOVERNMENT

     All dealings with government officials, including but not limited to lobbying, meetings with governmental agencies, contributions to candidates, communications with public officials and contracting with government agencies must be done in accordance with all applicable laws. No employee shall offer or promise a payment or reward of any kind, directly or indirectly, to any governmental official on any level in order to secure preferential treatment for A&M or its employees, or because such official performed an official act for A&M or any of its employees.

     No employee shall give, offer or promise any governmental official gifts, entertainment, gratuities, meals, lodging, travel or similar items that are designed to influence such official.

     Individual employees are free to participate in political activities or make personal political contributions, but may not use A&M funds or other resources. No contributions or donations of A&M funds, services or other resources may be contributed to or used in any way for any candidate for federal office.

     A&M will cooperate with all legal and reasonable government investigations. Employees should contact the President and Chief Executive Officer immediately when presented with any such government contact, and clear all requests for information from any government investigator or law enforcement official through the President and Chief Executive Officer. No employee will make a false or misleading statement to a government official with regard to any matter involving a government inquiry into A&M matters.

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                              CORPORATE INFORMATION

     Information about A&M's products, customers and strategies is critical to the company's competitive position and success. Employees are given access to such information in trust, and must protect it and use it appropriately. A&M proprietary business information is A&M property and may not be disclosed outside of A&M, except as specifically authorized by management. Proprietary information includes business, financial and marketing plans, customer lists, pricing information, employee personnel information, technical designs, joint venture agreements, recipes, concepts and internal discussions.

     Employees need to take steps to ensure that any A&M confidential information is safeguarded against external disclosure as well as from unauthorized disclosure within A&M. This applies to information stored on personal computers or workstations.

     The restriction on employees' use of A&M proprietary information for personal benefit extends beyond the term of employment. Each employee has a responsibility to prevent information from being used inappropriately in the following situations:

     -    Exercise care in casual conversations and e-mail;

     - Do not discuss proprietary information with family, friends or even co-workers who do not have a need to know;

     -    Do not leave written or printed material in public or open areas.

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                             INTERNET AND E-MAIL USE

     A&M provides a number of different electronic and voice communication systems for A&M business.

     From time to time employees may use these systems for personal communications, but these messages should be brief and kept to a minimum. Messages for personal gain or solicitation, chain letters, and threatening or obscene or harassing messages are absolutely prohibited at all times.

     All electronic mail, conferencing data, voice mail and information of any kind that is stored on A&M equipment is considered A&M property. The company may periodically check usage to correct network problems and to establish proper use and security. Employees should not have any expectation of personal privacy for messages or information developed, sent, received or stored on these systems.

     A&M provides access to the Internet for employees to gather information and communicate. Access to the Internet is to be used as a tool to accomplish business tasks and not for personal use. A&M has the right to monitor and otherwise control access to the Internet from its networks. Specifically, employees may not use their Internet access privileges to:

     - Engage in either viewing or communicating materials of an obscene, hateful, discriminatory or harassing nature;

     -    Engage in or solicit any private business for personal gain or profit;

     - Engage in any illegal activities including gambling, uploading or downloading of software in violation of its copyright, intentionally interfering with the normal operation of any A&M Internet gateway, or attempting to gain unauthorized access to another site;

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     -    Engage in any activity that is against other A&M policies or that would be contrary to A&M's best interest; or

     -    Disclose confidential or proprietary information.

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                            COMPLIANCE AND REPORTING

     The Chief Financial Officer is responsible for overseeing and administering the Company's Compliance Program. As overseer and administrator of A&M's Compliance Policy, he assumes the position of Compliance Officer, and:

     1. Is responsible for effectively updating and communicating the many facets of A&M's Compliance Program to employees, particularly those who may be in positions to cause A&M to be held criminally liable for acts performed within the scope of their employment;

     2. Must assure that A&M has adopted reasonable measures to implement, maintain, monitor and audit programs and systems, which are designed to prevent and, to the extent practicable, to detect actual or prospective criminal conduct by A&M employees;

     3. Must encourage A&M employees, regardless of their level or position within the company, to report actual or possible criminal conduct by other A&M employees, without fear of retribution, such as demotion, termination, intimidation or reduction in compensation, duties or responsibilities;

     4. Will take prompt action to appropriately respond to a report of criminal conduct by an A&M employee or agent, conducting or coordinating a comprehensive and well-documented investigation of the allegations. If the report is found to be accurate, the Compliance Officer is empowered to take immediate action to prevent the same or similar criminal conduct from occurring in the future;

     5. Will ensure that any A&M employee who is found to have engaged in, condoned or authorized criminal conduct, or has known of such criminal conduct and failed

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          to report it, shall be appropriately disciplined, including demotion and termination of employment; and

     6. Will report to the Audit Committee of the Board of Directors not less frequently than annually.

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                                    REPORTING

     All A&M employees have a duty to promptly report any actual or prospective criminal act or activity by another employee or agent of A&M. Any employee who does not report such activity is subject to appropriate disciplinary action. There is no circumstance in which criminal conduct by an A&M employee will be considered to be within the scope of his or her employment.

     The identity of a reporting employee and the contents of the report will be kept in strict confidence by the Compliance Officer, and used or released only on a need-to-know basis. Employees filing such reports should not disclose the contents of their reports to anyone but the Compliance Officer. No retribution or retaliation shall be taken against any A&M employee who has filed an unlawful conduct report based on a good faith belief that an A&M employee or agent has engaged in, or is about to engage in, criminal conduct.

     Upon receipt of an unlawful conduct report, the Compliance Officer shall take the following action:

     1. Promptly conduct a comprehensive and well-documented investigation, using appropriate inside and outside resources, and recommend a course of action to prevent the occurrence of the same or similar unlawful conduct of the future;

     2. If the investigation clearly reveals that a criminal act has been committed by an identified wrongdoer, report the situation to the wrongdoer's supervisor with a recommendation of appropriate disciplinary action, including termination;

     3.   Consider reporting the situation to the appropriate regulatory agency.

     Not less often than quarterly, the Compliance Officer shall report to the President and Chief Executive Officer of A&M on compliance activities for the preceding period.

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     To assist the Compliance Officer in his monitoring obligations, each A&M employee will be asked to certify that she or he has read, understood and complied with this Compliance Policy annually. New management hires will be asked to read the policy and certify that they understand it and intend to comply.

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                                 RESPONSIBILITY

     An effective Compliance Program requires a partnership between the operating units and the functional support groups. Each business unit manager has primary responsibility to assure that compliance Programs pertaining to that unit are fully implemented and maintained. The Compliance Officer has the responsibility to develop training programs, provide ongoing functional expertise and to monitor the effectiveness of the Program. When appropriate, the Compliance Officer shall request support from Accounting, independent public accountants, outside law firms or others.

     A&M managers must be careful not to delegate substantial discretionary authority and responsibility to act on behalf of the A&M to employees who are known to have a tendency or inclination to engage in, condone or authorize others to engage in unlawful conduct or unethical activities. Before delegating responsibility, managers have a duty under this Compliance Policy to consider the person's prior history of business conduct and behavior, both as an employee of A&M and before.

     Nothing in this Compliance Policy is intended to create an express or implied contract of employment. The maintenance of this Policy does not modify the employment at will relationship which exists between Corporation and its employees.

     It is the responsibility of all A&M employees to obey all laws at all times as they work on behalf of A&M. Those basic duties and responsibilities are set forth in this Compliance Policy. The Compliance Officer stands ready to help any A&M employee who has questions about this Policy. Working together, we can maintain the tradition of honesty and legality which we have been fortunate to inherit, and which will continue to be the solid foundation on which A&M's business success is built.

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                            ANGELO AND MAXIE'S, INC.

                                COMPLIANCE POLICY


     I have read the Angelo and Maxie's Inc. Compliance Policy, understand it and agree to comply with it at all times.


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                             Employee (Signature) Date


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                             Employee (Printed)


                             Location
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Exceptions or Comments:

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